Exhibit 99.1

FOR IMMEDIATE RELEASE

MIDLAND STATES BANCORP, INC. APPOINTS CLAIRE STACK CHIEF FINANCIAL OFFICER

Effingham, IL, May 11, 2026 (GLOBE NEWSWIRE) – Midland States Bancorp, Inc. (Nasdaq: MSBI) (the “Company”) announced today that Claire A. Stack has been appointed Executive Vice President and Chief Financial Officer of the Company and Midland States Bank, its wholly-owned subsidiary (the “Bank”), effective May 8, 2026.

Jeff Ludwig, President and Chief Executive Officer of the Company, commented, “Claire has earned the trust of our organization through her strong leadership, collaborative approach, and deep financial expertise. Since stepping into the interim CFO role, she has provided stability and clear direction for our finance team. I’m excited to have her step into the role permanently as we continue building a high-performing, disciplined financial organization that supports our broader strategic priorities.”

Ms. Stack joined the Company in November 2025 as Corporate Controller and has served as Vice President – Chief Accounting Officer and interim Chief Financial Officer since March 2026. She brings more than fifteen years of accounting and finance leadership experience within the financial services sector, including public bank accounting, SEC reporting, internal controls, and audit and regulatory compliance. Ms. Stack is a Certified Public Accountant (CPA) and previously served as Corporate Controller at Steelcase, Inc., a publicly traded furniture company, and held various senior leadership positions in accounting and finance at CliftonLarsonAllen LLP, a public accounting firm, Agracel, Inc., an industrial real estate developer, PricewaterhouseCoopers LLP, and KPMG LLP. She holds a Bachelor of Science in Accounting and Technology Management from Indiana University’s Kelley School of Business.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of March 31, 2026, the Company had total assets of approximately $6.55 billion, and its Wealth Management Group had assets under administration of approximately $4.47 billion. The Company provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit midlandsb.com or follow Midland States Bank on LinkedIn.

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CONTACTS:

Claire A. Stack, Chief Financial Officer, at cstack@midlandsb.com or (217) 342-7321